InspireMD Announces Exclusive Distribution, Sales and Marketing Agreement for CGuard™ EPS in South Korea

Solvit Medical to fund all regulatory, registration and reimbursement submissions

Tel Aviv, Israel— February 22, 2018 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced it has signed an exclusive distribution, sales and marketing agreement with Solvit Medical Inc. (“Solvit”), a leading distributor of medical devices and pharmaceuticals in South Korea. The agreement grants Solvit the exclusive right to market and sell InspireMD’s CGuardTM Embolic Protection System (EPS) for the treatment of carotid disease upon the Korean Ministry of Food and Drug Safety’s (MFDS) approval.

Under terms of the agreement, Solvit will fund and manage the registration and reimbursement submissions for CGuardTM EPS in South Korea.  All regulatory filings will be in the name of InspireMD, Ltd. In addition, Solvit will be contractually committed to purchase a minimum number of CGuardTM EPS systems annually during the term of the agreement, starting when commercial sales begin in South Korea, which is expected to be in the second quarter of next year. The term of the agreement extends for five years following regulatory approval in South Korea.

Agustin Gago, EVP and Chief Commercial Officer of InspireMD, commented, “This agreement is an important step in bringing CGuardTM EPS to South Korea which represents one of the larger Asian market opportunities, where carotid disease is a major health issue. We believe this Agreement, which includes a significant upfront investment on Solvit Medical’s part, is a significant validation of the growing interest in CGuardTM EPS and our MicroNetTM technology, both in Asia and globally. We continue to pursue additional strategic partnerships to address other key Asian markets, given the meaningful opportunity in this part of the world.”

Mr. K.S. Kim, president and CEO of Solvit, stated, “Becoming the exclusive distributor of CGuardTM EPS in South Korea is aligned with our business goals, including bringing a best-in-class solution to our physician customers who treat carotid artery disease. This partnership allows us to bring meaningful, innovative carotid technology to the South Korean medical community, as well as expand our current product offerings to key customers in the interventional, neurovascular and vascular surgery segments, which span all the major clinical specialties that treat carotid artery disease in South Korea. We further view this as the first step in building a strong partnership with InspireMD, as their platform technology is adapted to treat other important vascular disease indications.”

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com